Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

The Oncology Institute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(5)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Primary Offering
Equity	Common stock, par value $0.0001 per share (“Common Stock”),	Rule 457(g)	8,927,543	(2)	$11.50	(3)	$102,666,745	0.0000927	$9,518
Secondary Offering
Equity	Common Stock	Rule 457(c)	91,009,656	(4)	$6.73	(5)	$612,039,937	0.0000927	$56,737
Warrants	Warrants to Purchase Common Stock	Rule 457(g)	3,177,543	(6)	$—		$—	0.0000927	$—	(7)
	Total Offering Amounts						$714,706,681		$66,255
	Fees Previously Paid								$69,217
	Total Fee Offsets								$—
	Net Fee Due								$—

*	Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Company’s Registration Statement on Form S-1 to which this exhibit relates.
(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of common stock (“Common Stock”), par value $0.0001 per share, of The Oncology Institute, Inc. (the “Company”) issuable upon stock splits, stock dividends or other distributions, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.
(2)	Consists of (a) 5,750,000 shares of Common Stock issuable upon the exercise of Public Warrants and (b) 3,177,543 shares of Common Stock issuable upon the exercise of Private Placement Warrants.
(3)	The price per share is based upon the exercise price per the Warrant of $11.50 per share.

(4)	Represents the resale of (a) 43,178,072 shares of Common Stock issued to certain former stockholders of TOI Parent, Inc. in connection with the Business Combination, (b) 17,500,000 shares of Common Stock by certain of the Selling Securityholders in connection with the PIPE Investment, (c) 16,351,042 shares of Common Stock issuable upon conversion of any Series A Common Equivalent Preferred Stock (including 10,000,000 shares of Common Stock underlying shares of Series A Common Equivalent Preferred Stock issued in the PIPE Investment), (d) 9,372,540 Earnout Shares issuable to certain former stockholders of TOI Parent, Inc. pursuant to the Merger Agreement, (e) 3,580,063 shares of Common Stock underlying options held by certain directors and officers of the Company, (f) 696,000 Earnout Shares issued to certain directors and officers of the Company and (g) 331,939 shares of Common Stock issued to former directors and officers of the Company prior to the Business Combination.
(5)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.73, which is the average of the high and low prices of the Common Stock on Nasdaq on February 4, 2022.
(6)	Represents the resale of 3,177,543 Private Placement Warrants held by the Initial Stockholders.
(7)	In accordance with Rule 257(g), the entire registration fee for the warrants is allocated to the shares of Common Stock underlying the warrants, and no separate fee is payable for the warrants.

Table 2: Fee Offset Claims and Sources

N/A